Exhibit 10.17

WALL STREET GRAND, LLC
Financial Marketing Consulting Services

January 3, 2012

This letter agreement (“the agreement”) will confirm our understanding whereby ANYTHINGIT INC. herein referred to as (the “ANYTHINGIT INC ” or “Client”) has engaged in a contract with Wall Street Grand, LLC and Jonathan Lebed, herein collectively referred to as (“Provider”).

1.           Term

A.           The Client hereby retains Provider to provide services listed below for a period of 3 month(s) starting January 15, 2012.

2.           Services

A.           The Client is retaining the services of Provider in order to assist in its investor relations efforts for ANYTHINGIT INC (OTC BB: ANYI.OB) in order to increase the investment community’s awareness of ANYTHINGIT INC (OTC BB: ANYI.OB).

3.         Fees and Expenses

A.         The Client is to compensate Provider in the amount of $50,000 cash and 2,000,000 rule 144 restricted shares.

B.         In addition to the fees payable by the Client to Provider pursuant to the terms of this agreement, the Client hereby agrees to pay to Provider all reasonable attorney’s fees and disbursements, incurred by Provider in collection of its fees payable pursuant to the terms of this agreement.

4. Indemnification

A.           The Client understands that Provider cannot undertake to verify the accuracy of information that the Client (or someone on behalf of the Client) provides to Provider, or information included in material that has been prepared by Provider and approved by the Client.

B.           The Client shall protect, defend, indemnify and hold harmless Provider, and its respective officers, directors, employees, shareholders, representatives, attorneys, accountants and agents from and against any and all loses, liabilities, claims, counter claims, damages, deficiencies, judgments, demands, actions, proceedings, costs and expenses (including reasonable attorney’s fees, disbursements and other charges) of every kind and character based upon or arising out of (i) the breach by the Client of any representation or covenant of the Client contained herein, or (ii) the performance of any services provided under this agreement, or any materials, releases, reports or information that the Client(or someone on the Client’s behalf so authorized by the Client) supplies to Provider or prepared by Provider. The Client’s agreement to indemnify will survive the expiration or termination of this agreement.

C.           Provider shall protect, defend, indemnify and hold harmless the Client, and its officers, directors, employees, shareholders, representatives, attorneys, accountants and agents from and against any and all loses, liabilities, claims, counter claims, damages, deficiencies, judgments, demands, actions, proceedings, costs and expenses (including reasonable attorney’s fees, disbursements and other charges) of every kind and character based upon or arising out of (i) the breach by Provider of any representation or covenant of Provider contained herein, or (ii) to the extent that such action arises out of gross negligence or willful misconduct of Provider.  Provider’s agreement to indemnify will survive the expiration or termination of this agreement.

D.           The Client hereby represents warrants and agrees that all information that it or its employees, officers, directors or affiliates (or any person on the Client’s behalf) provides to Provider for dissemination will comply with any and all federal and state securities laws and the rules and regulations of any applicable self regulating securities association and securities exchange. All such information will be true and accurate, will fairly represent the ANYTHINGIT INC (OTC BB: ANYI.OB) situation and will not contain any misleading information or omit any information, which would make the information that was provided materially misleading.

5.           Non-Disclosure of Information.

A.           Provider acknowledges that the Client's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Client’s sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Client and/or the Client’s customers, and (the "Client Proprietary Information") are valuable, special and unique assets of the Client. In light of the highly competitive nature of the industry in which the Client's business is conducted, Provider agrees that all Client Proprietary Information, heretofore or in the future obtained by Provider as a result of Provider's association with the Client shall be considered confidential.  In recognition of this fact, Provider agrees that Provider, during the term of this agreement or at any time after its expiration or termination, will not use or disclose any of such Client Proprietary Information for Provider's own purposes or for the benefit of any person or other entity or organization (except the Client) under any circumstances, nor permit is officers, directors, employees, shareholders, representatives, attorneys, accountants and agents to use or disclose any of such Client Proprietary Information for such person’s own purposes or for the benefit of any person or other entity or organization (except the Client) under any circumstances, unless such Client Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Client, Provider is legally required to disclose such Client Proprietary Information. In the event of a breach by Provider of any of the provisions of Section 5A, Provider agrees that, in addition to any remedy at law available to the Client, including, but not limited to monetary damages, the Client, without posting any bond, shall be entitled to obtain, and Provider agrees not to oppose the Client's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Client.  Nothing herein contained shall be construed as prohibiting the Client from pursuing any other remedies available to it for such breach or threatened breach.

B.           The Client acknowledges that Provider's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning Provider's sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning Provider and/or Provider’s customers, and (the "Provider Proprietary Information") are valuable, special and unique assets of Provider. In light of the highly competitive nature of the industry in which Provider's business is conducted, the Client agrees that all Provider Proprietary Information, heretofore or in the future obtained by the Client as a result of Client’s association with Provider shall be considered confidential.  In recognition of this fact, the Client agrees that the Client, during the term of this agreement or at any time after its expiration or termination, will not use or disclose any of such Provider Proprietary Information for the Client's own purposes or for the benefit of any person or other entity or organization under any circumstances, nor permit is officers, directors, employees, shareholders, representatives, attorneys, accountants and agents to use or disclose any of such Provider Proprietary Information for such person’s own purposes or for the benefit of any person or other entity or organization under any circumstances, unless such Provider Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Provider, the Client is legally required to disclose such Provider Proprietary Information. In the event of a breach by the Client of any of the provisions of Section 5B, the Client agrees that, in addition to any remedy at law available to Provider, including, but not limited to monetary damages, Provider, without posting any bond, shall be entitled to obtain, and the Client agrees not to oppose Provider's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to Provider.  Nothing herein contained shall be construed as prohibiting Provider from pursuing any other remedies available to it for such breach or threatened breach.

6.           Independent Contractor. Provider and the Client understand and agree that Provider is an independent contractor and is not authorized to obligate or commit the Client in any manner, and Provider is responsible for compensation of its agents, employees and representatives.

7.           Entire Agreement. This agreement constitutes the entire agreement between Provider and the Client with respect to consulting services. This agreement supersedes all prior agreements or understandings between Provider and the Client.

8.           Amendments. Provider and the Client may amend, supersede or modify this agreement only in writing signed by each of Provider and the Client.

9.           Governing Law. This agreement will be governed and construed in accordance with the laws of the state of Delaware without regard to any principles of conflicts of law.

10.           Counterparts. Provider and the Client may execute this agreement in two counterparts, each of which will be considered an original but all of which together will constitute one and the same instrument.

If this agreement correctly describes our understanding, please sign this agreement. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto. This agreement shall go into affect upon first date written below:

WALL STREET GRAND LLC:

By:	/s/ Gerard Adams
Gerard Adams– President
January 3, 2012

/s/ Jonathan Lebed
Jonathan Lebed

Date: 1/3/12

ANYTHINGIT INC:

Date: 1/12/12

Print Name:	/s/ David Bernstein
David Bernstein, Chief Executive Officer